Rule 424(b)

Supplement No. 1

                            EA INDUSTRIES, INC.



             SUPPLEMENT TO PROSPECTUS, DATED FEBRUARY 7, 1996




    On January 17, 1996, EA Industries, Inc., a New Jersey corporation (the "Company"), filed a registration statement (the "Registration Statement") with the Securities and Exchange Commission relating to the offer and sale of 3,614,052 shares of common stock (the "Shares") of Company from time to time by certain stockholders and warrant holders ("Warrant Holders") of Company (the Warrant Holders and such stockholders are collectively referred to as the "Selling Securityholders" and individually as a "Selling Securityholder"), together with 3,614,052 Preferred Stock Purchase Rights ("Rights") associated with the Shares. The Registration Statement was declared effective on February 7, 1996 (the "Effective Date").

    Subsequent to the Effective Date, Millennium Partners, L.P., a Selling Securityholder, assigned a certain convertible debenture (the "Debenture") to a related entity, Millenco, L.P. The Shares underlying the Debenture were covered by the Registration Statement. Accordingly, the Section of the Prospectus comprising part of the Registration Statement captioned "Plan of Distribution and Selling Securityholders" is hereby amended, as follows: Millennium Partners, L.P. is deleted as a Selling Securityholder and replaced with Millenco, L.P. as a Selling Securityholder.

    This Supplement does not constitute a complete Prospectus and shall not be considered an offer to sell, or a solicitation of an offer to buy, the Shares (or the Rights) to which it relates. Reference is made to the Company's Prospectus dated February 7, 1996 and included in the Registration Statement for information with respect to Company and the Shares of Company's Common Stock and the Rights associated with such Shares.

    The date of this Supplement is February 28, 1996.